On July 15, 2008, the College Retirement Equities
Fund (CREF) held a special meeting of
participants so that CREFs participants could consider and vote upon certain matters, in accordance with the terms of the Proxy Statement on Schedule 14A, incorporated herein by reference, filed by CREF with the U.S. Securities and Exchange Commission (SEC) on June 12, 2008,
File No. 811-04415. A summary of these matters and the results of the participants meeting are included in CREFs December 31, 2008 annual report, which is included in CREFs 2008 annual Form N-CSR filing with the SEC.